As filed with the Securities and Exchange Commission on March 15, 2006

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Illinois	74-2928353
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Louisiana Street, Suite 5800 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A Common Stock, no par value	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Registration Statement on Form 8-A/A of Dynegy Inc. relates to its Class A common stock. The Section entitled “Anti-Takeover Effects of Illinois Law” of Item 1 of this registration statement, which registration statement was previously amended by an Amendment No. 1 to this registration statement on January 16, 2004 , is hereby amended to read in its entirety as follows:

Item 1. Description of Registrant’s Securities to be Registered.

Anti-Takeover Effects of Illinois Law

Certain provisions of the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), including as described below, and our articles of incorporation and bylaws could, together or separately, discourage potential acquisition proposals or delay or prevent a change of control of us, even if our shareholders were to consider such a transaction to be in their best interest. Accordingly, these provisions may limit the price that some investors might be willing to pay in the future for shares of our common stock.

We are subject to Section 7.85 of the IBCA. Additionally Section 11.75 of the IBCA applies to us when a specified number of our shares are held by Illinois residents, or when a specified number of shareholders of record are Illinois residents. These statutes place restrictions on business combinations (defined to include mergers and many other types of transactions) between certain Illinois corporations and interested shareholders defined to generally include (i) the owner of 15% or more of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting shares of the corporation at any time in the previous three years. Section 7.85 of the IBCA requires, in addition to any other requirements imposed by law or a corporation’s articles of incorporation, that a business combination involving a corporation and an interested shareholder be approved by: (a) the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors, voting together as a single class (but with the votes per share specified in the corporation’s articles of incorporation) and (b) the affirmative vote of a majority of the voting shares held by disinterested shareholders. These voting requirements will not apply if (A) the business combination is approved by two-thirds of the disinterested directors or (B)(1) the price paid to the shareholders of the corporation in such business combination is, generally, the higher of fair market value (as defined in the statute) or the highest price per share paid by the interested shareholder (or any affiliate) in acquiring its shares, (2) the interested shareholder has not acquired additional voting shares after the transaction in which he became an interested shareholder; (3) the interested shareholder has not received special benefits and the shareholders have been provided information describing the proposed business combination; and (4) specified other conditions are met relating to the form and amount of consideration paid, the absence of dividend defaults on preferred stock or reductions in dividends on common shares (except as approved by two-thirds of the disinterested directors).

Section 11.75 of the IBCA prohibits a business combination (as defined in the statute) involving a corporation and an interested shareholder for three years after such shareholder becomes an interested shareholder unless: (i) before that date, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, (ii) upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares outstanding at the time such transaction commenced (excluding shares owned by directors who are also officers and shares owned by certain employee stock plans), or (iii) on or after such date, the business combination is approved by the board and authorized at a meeting of the shareholders by 66 2/3% of the outstanding voting shares not owned by the interested shareholder.

Section 8.85 of the IBCA permits directors to consider the interests of other constituencies, such as the interests of employees and communities, in responding to a takeover. Apart from the voting requirements of IBCA Sections 11.75 and 7.85, the IBCA and our articles of incorporation generally require approval of the holders of 66 2/3% of the outstanding shares of Class A common stock and Class B common stock (voting as a single class) to effect a merger or sale of all or substantially all of our assets.

Item 2. Exhibits.

The exhibits listed in the Index to Exhibits are filed as part of this Registration Statement on Form 8-A/A.

2

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DYNEGY INC.

By:	/s/ J. Kevin Blodgett
Name:	J. Kevin Blodgett
Title:	General Counsel and Executive Vice President, Administration

Dated: March 15, 2006

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of Dynegy Inc. (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A of Dynegy Inc., File No. 1-15659, filed with the SEC on April 25, 2001).

3.2	Statement of Resolution Establishing Series of Series C Convertible Preferred Stock of Dynegy Inc. (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659, filed with the SEC on August 14, 2003).

3.3	Amended and Restated Bylaws of Dynegy Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Dynegy Inc., File No. 1-15659, filed with the SEC on November 21, 2005).

4.1	Amended and Restated Shareholder Agreement dated August 11, 2003 between Dynegy Inc. and Chevron U.S.A. Inc. (incorporated by reference to Exhibit 4.5 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003 of Dynegy Inc., File No. 1-15659, filed with the SEC on August 14, 2003).